MINING LEASE AND AGREEMENT

Dated: March 25 ______, 2004.

Between: Chester Mining Company, Inc. "Chester"
an Idaho Corporation, Lessor

and

Shoshone Silver Mining Company, Inc., " Shoshone"
an Idaho Corporation, Lessee

RECTIALS:

1. Chester is the owner of certain patented and unpatented claims and/or surface rights in Shoshone County, known as the Conjecture Group, as more particularly set forth in Exhibit A attached hereto. Chester hereby leases those patented and unpatented claims and subsurface mineral rights to Shoshone for the purposes of exploration, development and mining. The rights and obligations of each party are set forth herein, and the parties agree that the whole agreement between them is herein written.

2. Any prior leases and agreements between parties, including all amendments thereto are hereby cancelled and this Lease shall constitute the sole agreement between Chester and Shoshone.

THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Definitions.

Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall for all purposes of this Lease have the meanings herein specified, the following definitions to be equally applicable to both singular and plural forms of any of the terms herein defined.

1.1 The Term "Shoshone" means Shoshone Silver Mining Company, Inc., an Idaho corporation, the Lessee and operator pursuant to this Lease and Agreement.

1.2 The Term "Chester" means Chester Mining Company, Inc, an Idaho corporation, the Lessor under the terms of this Lease and Agreement.

1.3 The term "Property" means all rights, title and interest, including the surface thereof, of Chester including all mineral and ore in place in that portion of Chester's property described in Exhibit A, located in Shoshone County, Idaho.

1.4 The term "Effective Date" means March 25 2004.

1.5 The term "Lease" means this Mining lease and Agreement.

1.6 The term "Net Smelter Returns" means the net amount of money or other net proceeds received from the sale of ore or concentrates produced from the Property at the best net return available at the time, in Shoshone's judgment, after deduction of all treatment charges, penalties, cost of ore in transit, smelter charges, transportation costs or other charges made by a purchaser of the product and all umpire charges.

1.6.1 Cost of ore in transit means an amount equal to the provisional value of the concentrates shipped times the prime rate of interest charged by (name a bank), not to exceed 120 days.

1.7 The term " Advance Royalty" shall have the meaning set forth in Section 7 hereof.

Section 2. Lease; Possession; Control.

2.1 Chester hereby leases, demises and assigns to Shoshone all of its right, title and interest to the Property, including all mineral and ore in place and any other mineral values.

2.2 On the Effective Date and subject to the terms and conditions of this Lease, Shoshone shall have exclusive possession, management and control of the Property, surface and subsurface, through the term of the Lease and any extension thereof, unless the term of this Lease is terminated pursuant to Sections 13 or 15 hereof.

2.2.1 During the term of this Lease the rights granted to Shoshone include the exclusive right to explore, develop and mine the Property; to extract ore; to mill the same; to apply such other metallurgical processes as are deemed necessary; and to market the ore or concentrates derived from the Property, and to retain the proceeds from the sale of such ore, concentrates or other substances subject to provisions of section 7.

2.3 Chester acknowledges that during the term of this Lease all decisions with respect to exploration, development and mining of the Property, and with respect to the character of the work performed thereon by Shoshone under the terms of this Lease shall be solely those of Shoshone, whose only obligation to Chester in this regard is that such work will be performed in a sound miner-like manner. No other obligations are intended or implied, in fact or law, between the parties. Shoshone Shall be the operator of the Property.

2.4 Chester acknowledges and agrees that all ore, concentrates, metals or other mineral substances produced from the Property shall be the property of Shoshone, subject only to Shoshone's obligation to pay Cost and Royalties as set forth herein from Net Smelter Returns resulting from the sale thereof. Shoshone shall dispose of such ore, concentrates, metals or other mineral substances in such manner and by such means as Shoshone, in its sole judgment, may determine to provide the optimum Net Smelter Returns for the Property, and for the mutual benefit of Shoshone and Chester. Should Shoshone consume the product internally, it shall credit the Property with Net Smelter Returns equal to then-prevalent terms offered to other sellers of similar products in similar quantities by Shoshone.

2.5 Shoshone shall have the right to occupy the surface of the Property.

Section 3. Term; Renewal.

3.1 Subject to termination as provided herein, this Lease shall be for a period of twenty five (25) years commencing on the Effective Date and ending on March 25, 2029.

3.2 This Lease shall be renewable for an additional twenty five (25) years on the same terms and conditions as set forth herein upon Shoshone having notified Chester in writing of its intention to continue this Lease for the extended term; such notice of extension to be given to Chester at least ninety (90) days prior to the expiration of the original term as set forth in Section 3.1.

Section 4. Representations and Warranties of Chester.

4.1 Chester represents and warrants to Shoshone that:

4.1.1 It has possessory title to the Property free and clear of all equities, encumbrances or claims of advers ownership, except as set forth herein.

4.1.2 So long as Shoshone shall perform the covenants required to be performed by it hereunder, Shoshone shall have peaceful and quiet use and possession of the Property without hindrance on the part of Chester, and Chester warrants and defends Shoshone in such peaceful and quiet use and possession at the sole cost and expense of Chester.

4.1.3 On the Effective Date, this Lease shall have been fully authorized and approved by a majority of the Board of Directors of Chester, and supported by an opinion of counsel in form and substance satisfactory to Shoshone that share-holder approval is not required.

Section 5. Advances by Shoshone; Reimbursement.

5.1 Shoshone shall advance all funds as it in its sole mining and business judgment deems necessary for the exploration, development and mining of the Property

5.2 Shoshone shall retain and own all ore and concentrates produced from mining operations conducted on the Property and shall retain all Net Smelter Returns realized from the Property, except as provided in Section 7.

Section 6. <u>Shoshone's Minimum Work Obligation.</u>

6.1 Shoshone shall have no work obligations.

Section 7. <u>Consideration; Royalties and Returns.</u>

7.1 As and for consideration for entering into discussions and negotiations Shoshone has delivered 350,000 shares of Shoshone restricted common shares to Chester. Upon execution of this Lease, Shoshone shall issue an additional 650,000 shares of Shoshone restricted common shares to Chester. All restricted shares shall be issued pursuant to Rule 144. The above share issuance shall be subject to the following terms and provisions;

(a). In the event Shoshone does not have a sufficient number of authorized but unissued shares to meet the above requirements, Shoshone shall be afforded a reasonable time to increase its capitalization in order to issue said shares.

7.1.1 On the first anniversary date of this Lease and annually thereafter during the term of this Lease, Shoshone shall deliver 100,000 shares of Shoshone restricted common shares to Chester.

7.2 Shoshone shall pay the following <u>advance royalties</u> to Chester:

7.2.1 Commencing on the Effective Date and monthly thereafter an Advance Royalty of Two Hundred and Fifty Dollars ($250.00) per month until such time as Net Smelter Returns are payable. - Paid 12 month Advance Royalty 3-27-04 250 per month = $3000.00 ck # 7561

7.2.2 Advance Royalties shall terminate at the time Chester commences to receive Net Smelter Returns, as provided in Section 7.3, unless such Net Smelter Returns is less than the amount of the advance Royalty provided for herein, and in that event the Advance Royalty shall be the difference between the Advance Royalty amount and the Net Smelter Returns are payable.

7.3 Shoshone shall pay Net Smelter Returns to Chester equal to a sliding percentage of total Net Smelter Returns received during that calendar quarter from the operations on the Property, subject to minimum royalty provision of 7.2.1. The Net Smelter Returns shall be as follows:

(a) 3% with silver under $8.00 per ounce, Handy & Harman, New York, spot price.
(b) 4.8% with silver between $8.00 and $9.99 per ounce, Handy & Harman, New York, spot price.
(c) 5.0 % with silver $10.00 and above, per ounce, Handy & Harman, New York, spot price.

Section 8. Progress Repots; Inspection.

8.1 Within twenty (30) days after the end of each calendar quarter commencing with the first quarter that Shoshone commences production from the Property, Shoshone shall furnish to Chester progress reports showing the character and amount of work preformed by Shoshone during the preceding calendar year on the Property, which reports shall identify the place or places where said work was performed.

8.1.1 Shoshone shall maintain at its office all sample data, geological maps, and other items of information resulting from such work. Chester shall have the right to make and remove copies of all such data but Chester shall not remove original documents without written consent of Shoshone.

8.1.2 Shoshone shall retain samples splits, drill core, mill retainers or other samples as are dictated by good geologic, mining or metallurgical practice. Such samples shall be the property of Chester, but shall not be removed from Shoshone's control until termination of this Lease, at which time they shall be promptly removed by Chester.

8.1.3 Chester hereby agrees that it shall only publish such result, data and information from Shoshone's work as are required by law and rules and regulations of the Securities and Exchange Commission, unless it first obtains Shoshone's prior agreement and consent in writing.

8.2 Chester's authorized representatives may during normal business hours inspect the information or samples required to be kept by Shoshone pursuant to Section 8.1, and on at least five (5) days notice may enter upon the Property and inspect the work performed by Shoshone pursuant to this Lease.

9.2.1 Entry upon the Property by Chester or its authorized representatives shall be at Chester's risk. Chester indemnifies and holds Shoshone harmless from any representatives, invitees or the like, incurred as a result of their inspecting the Property.

Section 9. Books and Records; Statements.

9.1 Shoshone shall maintain at its office or such other office within the County of Shoshone, which it may designate, records and account consistent with those ordinarily kept by mining ventures, covering operations on the Property, including the mining milling, or other metallurgical processing, sale and disposal of ores and concentrates; such books, records and accounts to be kept in accordance with generally accepted principals and practices of accounting.

9.2 Within thirty (30) days after the end of each calendar quarter, commencing with the first quarter that Shoshone commences production from the Property, Shoshone shall furnish Chester statements showing in reasonable detail the financial results of operations conducted on or associated with the Property or the products mined there from during the preceding quarter.

9.3 If with twenty (20) days after receipt by Chester of any statement rendered to it by Shoshone, Chester does no object in writing to said statement, there shall be conclusively deemed to be an account stated between the parties, and such account shall be conclusively deemed correct.

9.4 The books and records of Shoshone insofar as they relate to operations on the Property pursuant to this Lease shall be open to the inspection of Chester or its duly authorized representatives during regular business hours of Shoshone.

9.4.1 Once during each calendar year Chester, may at its sole cost and expense, make or have make an audit of the accounts and records of Shoshone concerning operations on the Property, provided Chester notifies Shoshone of its intention to cause such an audit to be made thirty (30) days in advance of such date.

Section 10. Plant and Equipment.

10.1 All machinery, equipment, buildings, inventory or other supplies acquired by Shoshone after the Effective Date exclusively for operations on the Property subject to this Lease shall belong to Shoshone and title thereof shall be vested in Shoshone.

10.2 All underground pipe, tracks, wiring and mine timbers in place shall remain on the Property on termination, and ownership thereof shall vest in Chester free of any claims of Shoshone.

Section 11. Taxes; Liens; Compliance with Laws.

11.1 Shoshone and Chester shall each pay its own Federal and State taxes on its share of income attributable to the Property and any other tax in the nature of an excise.

11.2 Shoshone shall pay before delinquency all ad valorem, property taxes and other governmental charges which if failed to be paid when due could result in a lien upon the Property. Chester shall promptly forward all ad valorem tax notices to Shoshone.

11.3 Shoshone shall keep the Property free and clear of all liens and encumbrances, but may in good faith contest the validity or amount of any lien which may be levied against the Property.

11.4 Shoshone in conduction operations on the Property shall comply with all Federal, State and Local laws and regulations pertaining to operations on the Property.

Section 12. Open Ground Within Property.

12.1 In the event it is subsequently discovered that mineral rights to parcels of ground within the Property are open or other wise not under the control of Chester, Shoshone shall, at its sole option, locate, acquire or other wise gain control of the same in the name of Chester, and the same shall automatically become a part of the Property.

12.2 Shoshone shall have the right in the name of Chester to remedy any defects of title in Chester as Shoshone, in its sole judgment, shall deem necessary to secure Chester's tenure and sublet.

12.3 In the event that advers or favorable claims of extralateral rights appear which may act to the detriment or benefit of the Property, Shoshone shall have the right to defend or pursue such claims in the name of Chester to the extent that Sterling, in its sole judgment shall deem advisable. Shoshone shall immediately notify Chester in writing of the extralateral rights conflict and its decision concerning further litigation of the problem. Chester shall at its own expense ache the right to retain its own independent counsel to participate in any proceedings, including litigation, and Shoshone's counsel shall work with and keep Chester's counsel full advised of all phases of the proceedings and shall make available to Chester's counsel all records, files, research and other information required to permit Chester to make sound judgments in theses proceedings. Shoshone shall consult with Chester during the defense or pursuit of such claims, and Chester shall hold Shoshone harmless for Shoshone's actions or omissions in the defense or pursuit of such claims or in the recognition and knowledge of such claims. In no event will Chester's portion of any adverse judgment exceed Chester's total share of Net Smelter Returns received to date of any judgment as settlement. Any excess shall be paid by Shoshone and recovered out of Chester's share of future Net Smelter Returns.

12.3.1 Should Shoshone elect not to defend or pursue such claims as come to its attention, or to withdraw from such defense or pursuit, Shoshone will promptly notify Chester. Chester may then defend or pursue such claims at its sole discretion; bearing all costs, suffering all penalties or enjoying all recoveries as it may effect.

Section 13. Shoshone's Right to Terminate.

13.1 Shoshone shall have the right to terminate this Lease and to surrender the Property to Chester by giving Chester written notice thereof at least ninety (90) days prior to the date of termination, provided:

13.1.1 Upon such termination the Property will revert to Chester free of any liens or encumbrances incurred after the Effective Date and as a result of Shoshone's operations on the Property.

13.1.2 In the event Shoshone has initiated any legal proceedings on behalf of Chester it shall conclude such action, notwithstanding termination of this agreement, and shall be entitled to participate in and be entitled to recover its costs and expenses (including attorney fees) in obtaining such judgment or settlement.

13.1.3 If requested by Chester within the notice period stated above, Shoshone agrees to deliver to Chester one legible copy of all factual data then in Shoshone's possession, which Shoshone deems to be applicable (at time of termination) to that portion of property being terminated at no cost to Chester. Chester shall also have a reasonable time to inspect the originals and color its copies.

13.1.4 Shoshone shall leave all underground openings in such conditions as fully complies with Federal, State and County laws, rules regulations and ordinances.

13.1.4.1 Provided that the Property is accessible, within twenty (20) days of termination or accessibility, Chester and Shoshone shall conduct a joint inspection of the underground openings to determine Shoshone's compliance with section 13.1.4. Failure by Chester to object in writing to Shoshone within thirty (30) days of such inspection shall constitute Chester's assent to Shoshone's compliance with such section.

13.2 In the event Shoshone terminates this Lease, evidence of such termination shall be in recordable form.

Section 14. Force Majeure.

14.1 If Shoshone should be prevented or delayed from performing any of the obligations of this Lease by reason of acts of nature, strike or threat of strike, fire, flood, delay in transportation or insurrection, mob violence, requirement or regulation of government, unavoidable casualties, shortage of labor, equipment, material, plant breakdown or other disabling causes or for any reason which cannot be reasonably overcome by the means normally employed in performance or any other reasonable cause or causes, then in such event any such failure to perform shall be excused and not be deemed a breach of this Lease, and performance of said obligations shall be suspended during such period of disability, and the time for performance of

said obligations shall be extended for a period equal to the period of disability.

14.2 The invocation of this section shall not be construed to suspend the payment of Advance Royalties.

Section 15. <u>Default; Chester's Right on Default.</u>

15.1 This Lease is upon and subject to the condition that, if Shoshone shall:

> (a) Fail to make a required payment of money to Chester in full within sixty (60) days after the same shall become due, and the amount is not being contested in good faith by Shoshone, and within fifteen (15) days after Chester shall have given written notice of deficiency therein; or
>
> (b) Fail to observe and perform faithfully any of the other covenants or agreements herein contained, and on the part of Shoshone to be observed and performed, and any such default shall continue for a period of ninety (90) days after Chester shall give Shoshone written notice of such failure; or
>
> (c) Abandon the property for a period of thirty (30) days after a written notice by Chester;

that, after the expiration of such periods of time Chester may declare Shoshone in default.

15.2 In the event of default by Shoshone pursuant to Section 15.1, and such default is not cured within the terms provided in said Section, Chester may at once enter into and upon the Property or any pert thereof and declare a forfeiture and cancellation of this Lease.

15.3 Except for Shoshone's failure to make payment of Advance Royalties or issue the restricted stock required in Section 7.1.1, or discharge of costs or obligations which could result in a lien on the Property, the sole remedy of Chester for Shoshone's failure to perform this Lease shall be termination of this agreement and Chester waives any claims for damage it may have against Shoshone for its failure to perform this Lease.

15.4 In the event Shoshone is contesting any claimed default by Chester in good faith, and the same is unresolved for a period of one hundred twenty (120) days, either party may seek a judicial determination with respect to the alleged default, but in such event no action with respect to curing any alleged default need to be taken by Shoshone and Shoshone shall be entitled to peaceful and quiet possession of the Property until the matter is finally adjudicated or otherwise resolved.

Section 16 Recordation.

16.1 On the Effective Date a good and sufficient memorandum of this Lease shall be placed on record in the records of Shoshone County, Idaho

Section 17. Notice.

17.1 Notices to the parties to this Lease shall be in writing and shall be effective when delivered, or if mailed, shall be effective on the date following mailing by certified mail addressed to the party indicated below or at such other address as the party may indicate to other in writing:

Shoshone: Shoshone Silver Mining Company, Inc.
P.O. Box 2011
Coeur d' Alene, Idaho 83816

Chester: Chester Mining Company
P.O. Box 14006
Spokane, WA 99214

Section 18. Inurement; Assignment; Option to Lessor; Option to Lessee.

18.1 This Lease shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

18.2 Shoshone may sublease or assign any portion of its interest in this Lease to any third party provided that the third party shall accept and covenant to Chester that it will perform the obligations as if it were the original Lessee.

18.3 For a period of five (5) years after Shoshone first pays Net Smelter Returns as provided in Section 7.3, Chester may elect to become a fully participating, non-operating owner of a five (5%) percent working interest in all ores, concentrates, metals or other mineral substances produced under this Lease by notifying Shoshone of its intention and tendering the consideration and accepting the obligations set forth below:

18.3.1 Chester may acquire a five percent (5%) working interest by releasing Shoshone from the obligation to pay Net Smelter Returns and by tendering an amount of cash equal to five percent (5%) of the then-current working capital fund.

18.3.2 Chester shall, after election of this option, make its proportionate contribution to Costs and working capital funds and receive its proportionate share of Net Smelter Returns monthly as though it were substituted proportionally for Shoshone herein.

18.3.3 The election by Chester to exercise its option hereunder shall not vest Chester with any rights or powers pertaining to operation of the Property which it does not otherwise have under this Agreement. Shoshone shall, however, make provision for consultation with Chester regarding the ongoing operation of the Property.

18.3.4 The election by Chester to exercise its option herein shall vest in Chester ownership of a proportionate share of all ores, concentrates, metals or other mineral substances produced from the Property. Chester may receive its product in kind subject to payment of any additional cost associated with delivery in kind. However, Shoshone shall, as agent for Chester, market Chester's share of product and pay over to Chester its share of the proceeds. Shoshone shall not enter into any binding commitment for sale of Chester's share of the product which will encumber the share of the product for mare than one (1) year without the consent of Chester; provided that Shoshone may renew such an agreement from year to year unless Chester shall give Shoshone notice at least on hundred eighty (180) days before expiration of Chester's intent to make alternative provision for sale of its product.

18.4 In the event Chester determines to transfer its interest in the Property to any third party by sale, exchange, or any other bona fide devices effecting a change of ownership including corporate merger or consolidation it shall first notify Shoshone of the terms of the proposed sale, exchange or device affecting the Property by offering within sixty (60) days consideration equivalent to the terms then acceptable to Chester. Should opinions differ between Chester and Shoshone as to the value of terms or consideration offered, then Chester and Shoshone shall submit the issue to binding arbitration by panel of three (3) qualified investment bankers, one chosen by each party and the third by the first two, with costs of the arbitration to be shared equally by each party.

Section 19. Court of Competent Jurisdiction.

19.1 If any question shall at any time or times arise between the parties hereto with respect to any matter or thing whatsoever covered by or pertaining to this Agreement, such question or questions shall be settled and disposed of, if possible, by an exchange of letters between the parties involved; disposed of within three (3) months, or such longer period agreed upon by the parties, then and in such event either party may submit such question or questions by bringing appropriate action in the lowest Idaho court of competent jurisdiction. The decision by such shall be final unless a party who shall not be satisfied with such decision shall, within the time allowed for appeals by the Idaho Rules of Appellate Procedure, resort to further court action.

19.2 With respect to any dispute hereunder, no violation by any part hereto of any of the terms of this Agreement shall be deemed to have occurred unless and until a decision to such effect shall have been rendered by such court.

19.3 For any action the prevailing party shall be entitled to reasonable attorney's fees.

Section 20. Perpetual Easement.

20.1 Shoshone shall have the perpetual right to use any shafts and all other openings which now exist in the Property or which Shoshone hereafter construct in the Property under the terms of this Agreement or subsequent tot his Agreement, for any and all purposes in connection with any and all

mining operations which Shoshone might wish to conduct in any other property. The use of such openings by Shoshone as described in this Sections 20 shall be without payment other than that provided for in this Section and shall continue perpetually even though this Agreement may become terminated or surrendered, such rights granted under this Article constituting covenants running with the land.

20.2 Shoshone's operations pursuant to the easement outlined Section 20.1 above shall be so conducted as not to unreasonably interfere with operations conducted by Chester following termination of this Agreement.

20.3. In exercising the rights acquired in this Section 20, Shoshone shall pay Chester a facilities charge of $1.00 per ton of ore transported through such openings and a facilities charge of fifty cents ($.50) for a ton for all mine waste material transported through said openings and/or stored on the Property.

Section 21. Liabilities – Not a Partnership.

21.1 The liability of the parties to this Agreement shall be several and not joint or collective, and this agreement shall not be construed under any circumstances as creating a partnership. Each party shall be responsible only for its proportionate share of the obligations as provided herein. The parties agree to and hereby elect to be excluded form the application of Sub-chapter K of Chapter I of the Internal Revenue Code of 1954, or such part thereof as may be permitted or authorized by the Treasury of the united States or his delegates. Shoshone agrees to file the election necessary to be excluded from Subchapter K for the first year in which such election is required and the election will be attached to a partnership return and a copy of this Agreement, as more specifically provided in Section 761 of the Internal Revenue Code of 1954, or any amendments to said Code or Regulations promulgated thereunder.

Section 22. Miscellaneous.

22.1 This Agreement shall be governed and interpreted in accordance with the laws of the State of Idaho.

22.2 This Lease shall be executed in one or more counterparts, each of which shall constitute one and the same agreement.

22.3 The headings or captions contained in each section of this lease are for ease of reference and convenience only, and shall not be considered in connection with the construction of this Agreement or any section hereof.

IN WITNSS WHEREOF the parties hereto have executed this Mining Lease and Agreement the day and year shown above by the undersigned thereunto duly authorized.

Shoshone Silver Mining Company, Inc.

By: ______________________

Lex Smith - President

Printed Name and Title

ATTEST:

____

Caryl Stephan

Printed Name, Secretary

Chester Mining Company

By: ______________________

____

Printed Name and Title

ATTEST:

____

Travis Campbell

Printed Name, Secretary

State of Idaho)

) ss.

County of Kootenai)

On this 25th day of March, 2004, before me, a Notary Public in and for the State of Idaho, personally appeared Lex Smith and Carol Stephan, President and Secretary, respectively, of Shoshone Silver Mining Company,

Inc., the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and each on oath stated that (s)he was authorized to execute said instrument.

SUBSCRIBED AND SWORN to before me this 25th day of March, 2004.

MELANIE L. FARRAND NOTARY PUBLIC STATE OF IDAHO

Notary Public in and for the State of Idaho
Residing at: Sandpoint, ID
My Commission Expires: 03/07/07

State of Washington)
) ss.
County of Spokane)

On this 24 day of March, 2004, before me, a Notary Public in and for the State of Idaho, personally appeared WL Campbell and Travis Campbell, President and Secretary, respectively, of Chester Mining Company, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and each on oath stated that (s)he was authorized to execute said instrument.

SUBSCRIBED AND SWORN to before me this 24 day of March, 2004.

SAGE G.S. PRUTCH COMMISSION EXPIRES NOTARY PUBLIC 9-29-07 STATE OF WASHINGTON

Notary Public in and for the State of Washington
Residing at: 9208 E Sprague Ave
My Commission Expires: 9/29/07

Chester Mining Company Property

Conjecture Group

Unpatented Claim Name	IMC#
Confed 1	173253
Confed 2	173254
Confed 3	173255
Confed 4	173256
Confed 5	173257
Confed 6	173258

Patented Claim Name	Mineral Survey Number
Spider	2683
Conjecture	2683
Rainbow	2689
Comet	3071
Lucky Strike	2744
Silver Cord	2744

EXHIBIT "A"

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement is witness that CHESTER MINING COMPANY ("Chester"), hereinafter referred to as LESSOR, and SHOSHONE SILVER MINING COMPANY, INC., "Shoshone", hereafter referred to as LESSEE, have entered into a Mining Lease and Agreement, subject to all conditions therein contained pertaining to the following described property, to-wit:

See Exhibit "A" attached hereto.

The LESSEE is in exclusive possession of the property as LESSEE.

The LESSOR's address is:

Chester Mining Company
P.O. Box 14006
Spokane, WA 99214

The LESSEE's address is:

Shoshone Silver Mining Company, Inc.
P.O. Box 2011
Coeur d'Alene, ID 8386

A copy of the original Agreement is held by both the LESSOR and the LESSEE.

Dated this 25th day of March, 2004

CHESTER MINING COMPANY

By: ______________________

Title: ______________________

SHOSHONE SILVER MINING COMPANY, INC.

By: ______________________

Title: President

State of Washington)
) ss.
County of Spokane)

On this 24 day of March 2004, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared WL Chester known or identified to me to be President of Chester Mining Company, and the officer that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEROF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

SAGE G.S. PRUTCH NOTARY PUBLIC COMMISSION EXPIRES 9-29-07 STATE OF WASHINGTON

[signature]
Notary Public in and for the State of Washington
Residing at: 9208 E Sprague Ave
My Commission Expires: 9/29/07

State of Idaho)
) ss.
County of Kootenai)

On this 25th day of March 2004, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared Lex Smith known or identified to me to be President of Shoshone Silver Mining Company, Inc., and the officer that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEROF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

MELANIE L. FARRAND NOTARY PUBLIC STATE OF IDAHO

[signature]
Notary Public in and for the State of Idaho
Residing at: Sandpoint, ID
My Commission Expires: 03/07/07

Chester Mining Company Property

Conjecture Group

Unpatented Claim Name	IMC#
Confed 1	173253
Confed 2	173254
Confed 3	173255
Confed 4	173256
Confed 5	173257
Confed 6	173258

Patented Claim Name	Mineral Survey Number
Spider	2683
Conjecture	2683
Rainbow	2689
Comet	3071
Lucky Strike	2744
Silver Cord	2744

EXHIBIT "A"